Exhibit (a)(1)(v)
LAKES ENTERTAINMENT, INC.
OFFER TO EXCHANGE
NOTICE OF WITHDRAWAL
     If you elect to participate in the Exchange Program described in the Offering Memorandum dated August 25, 2009, and subsequently decide not to participate, you can withdraw your election to participate at any time before the Offer expires at 5:00 p.m. CDT on Tuesday, September 22, 2009. If Lakes extends the Offer, you may withdraw your election to participate at any time before the extended expiration date.
     To withdraw your election to participate, you must (1) sign this form and write the date and time beside your signature, and (2) deliver this form as directed below for receipt by 5:00 p.m. CDT on Tuesday, September 22, 2009, unless Lakes extends the Offer.
     This Notice of Withdrawal will not be effective unless it is properly completed, signed and timely delivered for receipt prior to the expiration of the Offer by any one of the following methods:
•	mailed or hand delivered to: Lakes Entertainment, Inc., Attn: Damon Schramm;

•	faxes to: 952-449-7068, Attn: Damon Schramm; or

•	scanned and e-mailed to: OptionExchange@Lakesentertainment.com
* * * * *
     I have received the Offering Memorandum and Election Form relating to Lakes Entertainment, Inc. and ELECT NOT TO PARTICIPATE . I hereby withdraw any and all elections by me to participate that bear an earlier date and time. By declining to participate in the Offer, I will not receive any Replacement Options under the Exchange Program, and I will keep my current stock options subject to their existing terms.
     Signature Instructions: You must fully complete and sign this Notice of Withdrawal. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change with your Notice of Withdrawal. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Notice of Withdrawal.

Date	Signature

Time	Name (please print)

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